Exhibit 99.2

LETTER OF INTENT AMONG MAGIC MEDIA NETWORKS, INC.,
MOHAMMAD R. AHMADI, AND INTEGRATED MEDIA SYSTEMS, INC.

This letter, dated June 9, 2005, confirms the intention of Magic Media Networks, Inc., a Delaware corporation (referred to herein as either "Magic" or "Buyer"), to acquire all of the outstanding shares of capital stock of Integrated Media Systems, Inc., d/b/a Be Media ("Be Media"), (the "Acquisition").  For purposes hereof, the term "Seller" shall mean the person, Mohammad R. Ahmadi, selling his shares of capital stock of Be Media as contemplated herein.  This letter merely states the intentions of the parties and does not create any legal obligations except for the provisions of paragraphs 10 through 17 hereof.  Consummation of the Acquisition contemplated hereby is subject in all respects to Buyer's, Seller's, and Be Media's review of the audited financial statements of Be Media, and the legal, tax and accounting issues associated with this transaction and the negotiation, execution, and delivery of a definitive agreement ("Definitive Agreement") and satisfaction of all of the other conditions specified below.

The intended principal terms of the acquisition are as follows:

1.  Outline of Basic Transaction and Consideration.  Buyer intends to acquire all of the outstanding shares of the capital stock of Be Media (the "Acquired Stock"), all of which Acquired Stock is owned beneficially and of record by Mohammad R. Ahmadi, the owner of 100% of the 20,000,000 outstanding common shares of Be Media (hereinafter the "Seller").  The parties intend that the Acquisition will be accomplished by all of the Acquired Stock being exchanged for shares of Magic Convertible Preferred Stock.    The precise total number of common shares into which such Preferred stock will be convertible shall equal 49.9% of the combined company (which includes the above referenced newly issued and outstanding Preferred shares as well as Gordon Scott Venters' preferred stock and any outstanding Magic stock warrants or options).  Such conversion is subject to the approval by Magic shareholders of an increase in Magic's authorized common stock.  The above 49.9% is computed before the anticipated sale of Magic common shares to raise the $2,000,000 set forth in Section 2.a. hereof.  Each such Preferred share shall have voting rights equal to the same number of common shares that it is convertible into.

2.  Anticipated Financing.

            a. Magic intends to (i) raise, from the offer and sale of its equity securities, in a transaction not involving a public offering, that amount, which, after the payment of applicable expenses and fees, could result in Magic receiving $2,000,000  (the "Net Proceeds"); and (ii) allocate 50% of the Net Proceeds to Be Media and 50% of the Net Proceeds to Destination Television, Inc.

            b. Magic shall file within sixty (60) days after the closing of this acquisition, a SB-2 Registration Statement to attempt to raise additional funds for Magic.  In addition, as part of such Registration Statement Mohammad Ahmadi, Gordon Scott Venters, and certain other stockholders of Magic (as specified in the Definitive Agreement) will register their Magic stock at the same time.  All such stockholders shall agree not to sell more than 10% per calendar month of their total stockholdings in Magic, notwithstanding the effectiveness of any such Registration Statement.  All such stockholders shall also agree to comply with all Federal and state securities laws, rules, and regulations governing any such sales of stock.

3.  Primary Conditions to the Closing of the Acquisition.  The closing of the Acquisition pursuant to the Definitive Agreement will be subject to the following conditions:

            a. A Definitive Agreement, in a form acceptable to the parties and their respective counsel, and any related agreements contemplated hereby or thereby, shall have been approved by the Board of Directors of Buyer, the Seller, and the Board of Directors of Be Media, and shall have been executed by all parties, which is anticipated to be within ninety (90) days hereof.

            b. Except as otherwise approved by the parties, there shall not have been any material adverse change in the operations or business (financial or otherwise) of Be Media or Magic.

            c. There shall not be any pending or threatened litigation regarding the transactions contemplated hereby.

            d. Buyer, Seller, and Be Media shall have completed to their satisfaction their due diligence review of the parties, including a review of the audited financial statements of Be Media as of September 30, 2004 and September 30, 2003 (and reviewed financial statements as of March 31, 2005) by an auditor approved by the U.S. Securities and Exchange Commission, intellectual property, legal, tax and accounting issues indicated by the transaction contemplated herein.

            e. Magic's shareholders shall have approved an increase in Magic's authorized common shares to two hundred million (200,000,000) shares.

4.  Definitive Agreement and Closing.

            a. The Definitive Agreement will contain the relevant provisions from this Letter of Intent and customary representations, warranties, covenants and indemnities of Be Media, Seller, and Buyer.

            b. The Definitive Agreement will also contain the following provisions:

                        (1)  Be Media will issue a blanket purchase order to Panasonic to facilitate the purchase of one thousand (1,000) plasma screens pursuant to Panasonic's current agreement with Destination Television, Inc. after Be Media receives a purchase order from Destination Television, Inc. for such plasma screens.  Destination Television, Inc. shall indemnify and hold Be Media harmless from and against and shall pay completely any and all liability that results from such purchase order.

                        (2) Magic's headquarters will move to El Segundo, California, and Magic will qualify to do business in California.  Be Media and Destination Television, Inc. will share equally the actual out-of-pocket expenses incurred in moving Magic's staff and equipment to Be Media's El Segundo, California office.

The parties shall use their best efforts to close the transactions contemplated hereby on or before twenty (20) days after the execution of the Definitive Agreement.

 5.  Employment of Gordon Scott Venters.

            a. Gordon Scott Venters will be Chairman of the Board of Magic Media Networks, Inc.

            b. Gordon Scott Venters will be a director of Magic for a three (3) year term.

            c. Gordon Scott Venters' employment agreement will remain in full force and effect for the remainder of its term of three years at the current compensation structure. The agreement will be assignable to Destination Television, Inc. upon closing of the acquisition.

            d. Gordon Scott Venters will receive additional options to acquire up to two million (2,000,000) additional shares of Magic Media Networks, Inc., on terms and conditions to be determined by Magic's Compensation Committee.

            e. Gordon Scott Venters will be President and CEO of Destination Television, Inc. when his Magic employment agreement dated November 1, 2004 is assigned to Destination Television, Inc.

6.  Employment of Mohammad R. Ahmadi.

            a. Mohammad R. Ahmadi will be President and CEO of Magic Media Networks, Inc., as well as continuing to be President and CEO of Be Media.

            b. Mohammad R. Ahmadi will be an officer (President and CEO) and a director for a three (3) year term.

            c. Mohammad R. Ahmadi's employment agreement shall be the same as the remaining term and conditions as Gordon Scott Venters' existing employment agreement, except that his annual salary shall be two hundred fifty thousand dollars ($250,000).

            d. Mohammad R. Ahmadi will receive the same options as granted to Gordon Scott Venters to acquire up to two million (2,000,000) additional shares of Magic Media Networks, Inc., on terms and conditions to be determined by Magic's Compensation Committee.

7.  Board Representation, Audit Committee, and Compensation Committee.

            a. Magic shall have a five (5) person board of directors, of which Gordon Scott Venters and Mohammad R. Ahmadi shall be two members.  Messrs. Venters and Ahmadi shall agree on the other three directors, of which two shall be independent.

            b. The Audit Committee shall have three members, of which two shall be the independent members of the board of directors.  These two members shall select the third member.

            c. The Compensation Committee shall have three members, of which two shall be independent.  These two members shall select the third member.

8.  Conduct of Business.  During the period from the date hereof to the earlier of the termination of this Letter of Intent in accordance with its terms or the execution and delivery of the Definitive Agreement, Magic and Be Media shall:

            a. conduct their business in the same manner as it has been regularly conducted, including maintaining all contracts and permits in full force and effect;

            b. use their best efforts to preserve the assets and associated interests and to maintain their business and employees, sales representatives, customers, assets, suppliers, licenses and operations in accordance with past custom and practice;

            c. use their best efforts to satisfy each of the closing conditions contained herein and to consummate the transactions contemplated hereby;

            d. not enter into any transaction other than in the ordinary course of business, nor any transaction with affiliated persons or entities, other than as contemplated in the Definitive Agreement; and

            e. not (i) redeem or repurchase any stock, (ii) issue additional stock, stock options, or warrants, (iii) incur any debt except in the ordinary course of business consistent with past practices, (iv) make any loans, or (v) increase the compensation, incentive arrangements or other benefits of any employee, other than in the ordinary course of business consistent with past practices, without prior written consent of the other party.

9.  Representations of Be Media, Seller, and Buyer.  Be Media and Seller represent and warrant to Buyer that: (a) they have the power and authority to execute and deliver this Letter of Intent, (b) the execution and delivery of this Letter of Intent does not breach or violate any commitment or obligation to which they are bound, and (c) the Seller owns 100% of the capital stock of Be Media, free and clear of any claims, liens or encumbrances whatsoever.  Buyer represents and warrants to Seller that: (a) it has the power and authority to execute and deliver this Letter of Intent; and (b) the execution and delivery of this Letter of Intent does not breach or violate any commitment or obligation to which it is bound.

10.  Available Information.  Unless and until this letter is terminated, each party shall make available to the other parties, and permit complete access to the other parties and their attorneys, accountants, representatives, advisors and other agents, all records, books of account, documents and information of such party so that the other parties may conduct a complete due diligence review and may investigate any and all aspects of the business, assets, prospects and financial condition.  Further, each party shall cooperate with the other parties in communicating with all relevant third parties in connection with such review.

11.  All Information Confidential.  Except as otherwise required by law, all proprietary information concerning a party provided to the other parties (oral, written or otherwise), including all documents and copies of documents or papers containing proprietary information ("Evaluation Information") will be kept in confidence by the receiving party.  The party receiving such Evaluation Information will take reasonable steps necessary to ensure the confidentiality of the Evaluation Information by itself, its employees, agents, consultants, advisors and affiliates.  Evaluation Information does not include information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the receiving party or its affiliates or representatives; (ii) was within or comes into the receiving party's possession, provided that the source of such information was not known by the receiving party to be bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of confidentiality to the party providing the information; (iii) is disclosed by the receiving party to others with the consent of the other party; or (iv) is independently developed by the receiving party.

12. Fees and Finder's Fees.  Each party shall bear their own legal and accounting fees and other expenses relating to this transaction, including any finder or broker acting on their behalf.  The parties agree that only if this anticipated transaction closes will Global Capital Group receive a finder's fee, which fee will be set forth in the Definitive Agreement.

13.  Publicity.  The parties hereto agree that neither party will issue any press release concerning the subject of this Letter of Intent or otherwise disclose the same to any person (except its officers, employees, agents, and advisors having a need to know in order to effect the transaction contemplated hereby) unless mutually agreed in writing or as required under applicable law.

14. Termination.  The provisions of Paragraphs 11 and 12 hereof will survive any termination of this letter on the terms set forth therein.

15. Governing Law.  This Letter of Intent shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflict of laws principles.

16. Counterparts.  This Letter of Intent may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  One or more counterparts of this Letter of Intent may be delivered via facsimile with the intention that they shall have the same effect as an original executed counterpart hereof.

17. Entire Agreement.  This Letter of Intent constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof.  Any and all prior oral or written agreements among the parties relative to the specific subject matter hereof are superseded by this Letter of Intent.

Magic Media Networks, Inc., a Delaware corporation

/s/ Gordon Scott Venters

	By:	Gordon Scott Venters
	Its:	President and CEO

--	Integrated Media Systems, Inc. a California corporation

/s/ Mohammad R. Ahmadi		/s/ Mohammad R. Ahmadi

Seller, Mohammad R. Ahmadi	By:	Mohammad R. Ahmadi
	Its:	President and CEO